Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 to EMPLOYMENT AGREEMENT (this “Amendment”), dated as of May 25, 2011, to the Employment Agreement (the “Original Agreement”) made effective as of January 1, 2009 between AMERICAN MEDICAL ALERT CORP., a New York corporation (the "Company"), with offices located at 36-36 33rd Street, Long Island City, New York 11106 and RICHARD RALLO, an individual having an address at 3 Byfield Place, Melville, NY 11747 ("Employee").  Capitalized terms not defined in this Amendment No. 1 have the respective meanings specified in the Agreement, which will remain in full force and effect as amended hereby.

WITNESSETH:

WHEREAS, the Company and Employee desire to amend the Original Agreement to reflect Employee’s appointment as Chief Operating Officer of the Company, and to clarify the definition of “Change in Control” under certain circumstances and the section relating to Code Section 409A compliance, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

1.           Amendments to the Original Agreement.

(a)           Section 2 of the Original Agreement is hereby deleted in its entirety and replaced with the following provision:

“Duties.  Subject to the authority of the Board of Directors, the Chief Executive Officer and President of the Company, Employee shall be employed as the Company's Chief Financial Officer and Chief Operating Officer.  Employee will perform such duties and services of an executive nature, commensurate with his position as the Chief Financial Officer and Chief Operating Officer, as may from time to time be assigned to him by the Board of Directors or Chief Executive Officer and President of the Company.  The Employee shall report to the Company's Chief Executive Officer and President, and as necessary or appropriate, and in any event as required by law, to the audit committee of the Board of Directors.”

(b)           Section 9(e) of the Original Agreement is hereby deleted in its entirety and replaced with the following provision:

“(e)         "Change in Control" as used in this Agreement shall mean the occurrence of any of the following:

(i)           any "person" or "group" (as such terms are used in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act")), except for an employee stock ownership trust (or any of the trustees thereof), becomes a "beneficial owner" (as such term in used in Rule 13d-3 promulgated under the Act), after the date hereof, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

(ii)          during any twelve (12) month period during the Employment Period, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by shareholders of the Company of each new director was approved or ratified by a vote of at least a majority of the directors then still in office who were directors at the beginning of the Employment Period or who were new directors approved by such a vote;

(iii)         the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

(iv)         the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent company of such surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or the parent company of such surviving entity outstanding immediately after such merger or consolidation.  Notwithstanding the foregoing, any transaction involving a leveraged buyout or other acquisition of the Company which would otherwise constitute a Change in Control, in which Employee owns (post-transaction) more than 10% of the voting power of outstanding securities in the surviving or successor entity or its parent company (not counting securities Employee receives in exchange for his Company holdings), shall not constitute a Change in Control.”

(c)           Section 19 of the Original Agreement is hereby deleted in its entirety and replaced with the following provision:

“Code Section 409A.  The Company and the Employee agree to work together in good faith to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Internal Revenue Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder. In the event any provision of this Agreement is not in compliance with Code Section 409A, the Company will revise the Agreement as necessary, without the consent of the Employee, to comply with Code Section 409A with respect to such provision to best preserve the economic arrangement contemplated by such provision.  Further, and notwithstanding anything to the contrary in this Agreement, any cash severance payments due to Employee pursuant to this Agreement or otherwise will not be paid during the six-month period following Employee’s termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause Employee to incur an additional tax under Code Section 409A.  If the payment of any amounts are delayed as a result of the previous sentence, any cash severance payments due to Employee pursuant to this Agreement or otherwise during the first six (6) months after Employee’s termination will accrue and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination.  Thereafter, payments will resume in accordance with the applicable schedule set forth in this Agreement.”

2.           Other Provisions.  Except as expressly modified by this Amendment, all of the provisions of the Original Agreement are equally applicable to this Amendment.

3.           Effect of Amendment.

(i)           No Other Amendments. Except as specifically amended by this Amendment, the Original Agreement will remain in full force and effect and is hereby ratified and confirmed.

(ii)          No Waivers.  The execution, delivery and performance of this Amendment will not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties under, the Original Agreement or any other document relating to the Original Agreement.

(iii)         References.  On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Original Agreement, and each reference in any other document relating to the “Employment Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Original Agreement, means and references the Original Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

EMPLOYEE:

/s/ Richard Rallo
Richard Rallo

COMPANY:

AMERICAN MEDICAL ALERT CORP.

By:  /s/ Jack Rhian
Name: Jack Rhian
Title:   President and CEO